Exhibit 10.1

The TriMas
Incentive Compensation Plan

TriMas Corporation is committed to ensuring that our total compensation program is consistent with market competitive pay practices, while providing opportunities to attract and retain excellent performers essential to our business success. As a component of your total compensation, the Incentive Compensation Plan (“ICP” or the “Plan”), a discretionary bonus plan, works to support our overall business objectives by aligning corporate and individual performance with the goals of shareholders and focusing attention on the key measures of success.  This plan is designed to reward achievement of key business goals and individual performance based on your contributions.

Participation

The ICP Committee identifies the specific positions that are eligible for participation in the plan.  The ICP Committee consists of the CEO, CFO and VP Human Resources of TriMas.  In general, the Committee will award eligibility to Strategic Business Unit (“SBU”) leadership, facility leadership and their direct reports (depending on size of the operation), in addition to corporate leadership.

Performance Measures

Performance measures have been designed for each SBU and TriMas Corporate participants.  Each SBU participant will be rewarded based on the participant’s SBU’s specific performance in the areas of sales/profitability, cash flow from operations, productivity, inventory turns and % of new products/market sales, as well as individual achievement of non-financial objectives during the year.

TriMas Corporate participants will be rewarded based on total TriMas performance in measures related to sales/profitability, return on invested capital, earnings per share, cash flow and individual non-financial objectives during the year.

Each year, baseline performance levels for the measures will be established through the business planning process and then adjusted to better reflect the upcoming year’s goals and objectives.  Definitions of the SBU and TriMas Corporate component performance measures are set forth in the attached appendix.

ICP Steps — Beginning of the Year

At the beginning of each year, we go through the following five steps:

Beginning of Year — Step 1:  Determine Your Target Incentive Award

As part of the total compensation package, your Target Incentive Award will be reviewed at the beginning of each TriMas fiscal year.  Target Incentive Award is based on your position and scope of responsibility and is subject to change based on approval from the ICP Committee.

Beginning of Year — Step 2:  Determine Performance Components

The SBU ICP award will consist of six components: 1) Sales/Profitability, 2) Cash Flow, 3) Productivity, 4) Inventory Turnover, 5) New products/Market Sales, and 6) Individual Non- Financial Objectives.

The TriMas Corporate ICP award will consist of five components:  1) Sales/Profitability, 2) Return on Average Invested Capital, 3) Earnings per Share, 4) Cash Flow, and 5) Individual Non-Financial Objectives.

Beginning of Year — Step 3:  Determine the Corresponding Component Weighting

Each component of your ICP award has a “weighting” that indicates the component’s relative importance to your overall Plan award, as stated in the following chart:

Strategic Business Unit (SBU)

Component	Weight Factor
Sales/Profitability	40%
Cash Flow	15%
Productivity	15%
Inventory Turnover	10%
New Products/Market Sales	10%
Non-Financial Objectives	10%

TriMas Corporate

Component	Weight Factor
Sales/Profitability	35%
Return on Average Invested Capital	15%
Earnings Per Share	25%
Cash Flow	15%
Non-Financial Objectives	10%

Beginning of Year —Step 4:  Determine Target Performance for the Year

The Plan’s performance measures are established through the annual business planning process.  Each fiscal year (the “Plan Year”), you will receive the target performance worksheet that outlines the Target Incentive Award centerpoint for each performance measure for the coming year.  The worksheet will also provide you with detail relating to the overachievement or underachievement of the various performance measures.

Beginning of Year — Step 5:  Set Your Individual Goals for the Year

Each Plan Year, you and your immediate supervisor will establish measurable non-financial performance goals that are consistent with organizational goals.

ICP Steps — End of the Year

At the end of each Plan Year, ICP awards will be determined following these four steps:

End of Year — Step 1:  Determine Actual Performance Result

At the end of each Plan Year, performance is measured based on final fiscal year financial results.  The results achieved for each performance measure are compared to the Target Incentive Award centerpoints determined in the business planning process, while non-financial objective results are compared to the goals set at the beginning of the year (in each case, the “Performance Payment Factor”).

End of Year — Step 2:  Multiply by Component Weighting

After determining the applicable Performance Payment Factor for each award component based on the actual results achieved for each performance measure, each Performance Payment Factor is multiplied by the applicable component weighting as determined at the beginning of the year.

End of Year — Step 3:  Sum of Weighted Payment Factors Equals Actual Award

The third step is to sum the weighted Performance Payment Factors for each component, and multiply this composite weighted performance payment factor by the Target Incentive Award amount to determine the actual ICP award that will be paid.

End of Year — Step 4:  Determine Cash and Equity Components of the Actual Award

Participants with a Target Incentive Award less than $20,000 will be paid in a lump sum cash payment.  Participants with a Target Incentive Award greater than or equal to $20,000 will receive 80% of the award in cash and 20% in the form of a restricted stock award, the grant date of which shall be on or about the date on which the cash component is paid. The restricted stock awards shall be issued pursuant to TriMas’ long term equity incentive plans, shall vest on the one year anniversary of the grant and shall be otherwise subject to the terms of the grant instrument issued in connection with the grant. To the extent any applicable securities law or regulation restricts the issuance of such stock award, 100% of the ICP payment will be paid in cash.

Additional Information

Discretion of Payments

The ICP Committee reserves the right to defer, increase/reduce or cancel any payments under the Plan at any time (including during the Plan Year) based on the best interests of TriMas and its shareholders, including, but not limited to, circumstances relating to: (1) individual performance; (2) TriMas’ overall consolidated financial performance; or (3) TriMas’ future performance objectives.

Prorated Awards

If you move between business units within the Plan Year, your award will be calculated on a pro-rata basis to reflect the time spent in each unit based on full year SBU results.  If you move into or out of an ICP eligible position, you may receive a prorated award based on your salary while in an eligible position subject to the discretion of the Committee.

Payment of Cash Awards

Payment, less applicable taxes and withholdings with respect to the cash award, will be made no later than March 15th after the prior Plan Year ended December 31st.

Termination of Employment

If you terminate employment prior to the end of the Plan Year due to death, retirement or disability, you will be eligible for a pro-rata share when awards are paid.  The pro-rata share paid due to death, retirement, or disability will be paid only as a lump sum cash payment when awards are paid.  If you terminate for any other reasons prior to the plan payout, you forfeit your award for the Plan Year and any unvested restricted stock from previous Plan Year award payments.

Administration

The ICP Committee will administer the Plan and reserves the right to amend, interpret or cancel this discretionary plan at any time based on the best interests of TriMas and its shareholders.  In the even of any conflict between authority granted to the ICP Committee and authority reserved to the TriMas Compensation Committee, the TriMas Compensation Committee prevails.  This plan supersedes all prior documentation relating to any prior version of the Incentive Compensation Plan.

Questions

If you have questions about the Incentive Compensation Plan described here, or about any other aspect of the TriMas compensation program, contact your local Human Resources representative.

Note:  At no time is this plan to be considered an employment contract between the participants and TriMas or any of its subsidiaries.  It does not guarantee participants the right of continued employment.  It does not affect a participant’s right to leave TriMas or TriMas’ right to discharge a participant.

Appendix I — Definitions

SBU Component Performance Measures

Sales / Profitability — This measure is based on the SBU’s recurring operating profit margin as a percent of net sales.  Recurring Operating Profit is defined as earnings before interest, taxes, bonus expense and other income / expense, and also excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, Net Sales is defined as net trade sales excluding all intercompany activity.

Cash Flow — Cash Flow is the sum of Recurring Operating Profit (defined above), plus / minus other income / expense, plus depreciation and amortization, plus / minus the change in working capital and minus capital expenditures.

Productivity— This measure is based on the achieved gross total cost savings realized from approved SBU initiatives. Types of productivity projects include value added / value engineered, facility rationalization, vendor cost downs, outsourcing / insourcing and moves to low cost countries. Productivity does not include volume-related improvements (e.g. the natural leverage of fixed costs attributable to higher levels of production).

Inventory Turnover — Inventory Turnover is calculated by dividing the SBU’s annual cost of sales by the arithmetic average of its month-end net inventory (e.g., the sum of month-end inventory balances during the Plan year divided by 12).

% New Products / Markets Sales — The % New Products / Markets Sales is calculated by dividing the Net Sales amount for specifically identified new products or new markets by total Net Sales for the SBU.  Each of the new products or new market projects shall be agreed upon as part of the annual business planning process.

Corporate Performance Measures

Sales / Profitability — This measure is based on the TriMas consolidated recurring operating profit margin as a percent of net sales.  Recurring Operating Profit is defined as earnings before interest, taxes and other income / expense, and also excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, Net Sales is defined as net trade sales excluding all intercompany activity.

Return on Average Invested Capital — This is a measure of how effectively TriMas, on a consolidated basis, utilizes the money (borrowed or owned) invested in its operations.  Return on Average Invested Capital is calculated by dividing the after-tax sum of Recurring Operating Profit (defined above) and other income / expense by the most recent five quarter average Net Assets (total assets less cash minus current liabilities).

Earnings Per Share — Earnings Per Share is the diluted earnings per share, from continuing operations, as reported in TriMas’ reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects and asset impairments.

Cash Flow — Cash Flow is the sum of Recurring Operating Profit (defined above), plus / minus other income / expense, plus depreciation and amortization, plus / minus the change in working capital and minus capital expenditures, cash interest and cash taxes.